EXHIBIT 99.1

PRESS RELEASE

FOR MORE INFORMATION, CALL:

DONALD E. NIGBOR, PRESIDENT
OR
CARY T.  FU                                           JULY 24, 2000
EXECUTIVE VICE PRESIDENT
(979) 849-6550

                                                           FOR IMMEDIATE RELEASE

                   BENCHMARK ELECTRONICS REPORTS RECORD SALES
                    AND RECORD BACKLOG FOR THE QUARTER ENDED
                                  JUNE 30, 2000

ANGLETON, TX, JULY 24, 2000 - Benchmark Electronics, Inc. (NYSE: BHE) announced earnings of $3.6 million (diluted earnings of 21 cents per share) on record sales revenue of $407 million for the quarter ended June 30, 2000 - a $57 million sequential quarterly increase in revenue over revenue of $349 million and earnings of $1.98 million (diluted earnings of 12 cents per share) for the quarter ended March 31, 2000. Cash earnings per share on a fully diluted basis were 33 cents per share for the quarter ended June 30, 2000 compared to 24 cents per share for the prior quarter.

Donald E. Nigbor, president and CEO of Benchmark Electronics, Inc. commented:
"This is a significant quarter for Benchmark in executing our strategy. We have achieved substantial organic growth in revenue, increased our backlog to a record position and improved our financial performance overall. With the ramping up of new programs for the upcoming two quarters, our main focus will be to maintain strong cost controls during this period. The continued commitment to providing our customers excellent service as well as strong industry fundamentals provide Benchmark with excellent growth opportunities. "

QUARTER HIGHLIGHTS

o Backlog increased to approximately $1.5 billion at quarter end. One of our major computer customers has significantly expanded our partnering relationship and we have experienced increases from existing customer and new customer programs. We are seeing continued strength, growth and expansion in the computers and related products for business enterprises and telecommunication equipment sectors of our business.

o Second quarter revenue increased $57 million (16% increase) over the previous quarter ended March 31, 2000.

o Second quarter net income increased by $1.6 million (82% increase) over the prior quarter's net income, with gross margin improving to 7.3% from 6.8% over last quarter, reflecting the increased capacity utilization and the impact of increased revenues.

o Interest expense increased due to the increased debt load from expansion of working capital requirements and an increase in interest rates.

o Accounts receivable increased by $17 million over the previous quarter to $241 million primarily due to increased revenues. Days sales outstanding in receivables improved to 53 days from 58 days.

o Inventories increased by $28 million to $278 million. Inventory turns improved to 5.5 from 5.3 times per year. The primary causes for the increased inventories continue to be the ramping of new programs and the increases in hub and component inventories driven by market conditions.

o        Our expansion programs at Dublin, Ireland; Hudson, New Hampshire;
         Beaverton, Oregon and Huntsville, Alabama, to accommodate increased bookings and new program starts, are progressing in line with expectations.

o We have implemented cost controls to limit the impact of the significant program ramping in the upcoming quarters.

o We signed a definitive agreement for the previously announced sale of our Swedish operation's assets. This transaction, which is subject to customary representations, warranties and conditions precedent to closing, is expected to close prior to quarter end.

o As highlighted last quarter, the net impact of the recent bookings and the sale of the Swedish operating assets is not expected to be significant to the fiscal year 2000 revenue forecasts for Benchmark.

      This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words "expect," "estimate," "anticipate," "predict," and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark's Form 10-K for the year ended December 31, 1999 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

            Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of telecommunication equipment, computers and related products for business enterprises, video/audio/entertainment products, industrial control equipment, testing and instrumentation products, personal computers and medical devices. Benchmark's global operations include 14 facilities in eight countries. Benchmark's Common Stock trades on the New York Stock Exchange under the symbol BHE.

                                       ###

                  Benchmark Electronics, Inc. and Subsidiaries
                        Consolidated Statements of Income
                  (Amounts in Thousands, Except Per Share Data)
                                   (UNAUDITED)

                                                  Three Months Ended           Six Months Ended
                                                       June 30,                   June 30,
                                                 ----------------------    ----------------------
                                                    2000         1999         2000         1999
                                                 ---------    ---------    ---------    ---------
Net sales ....................................   $ 406,572      162,621      755,726      309,167

Cost of sales ................................     376,868      145,767      702,376      277,623
                                                 ---------    ---------    ---------    ---------
     Gross profit ............................      29,704       16,854       53,350       31,544

Selling, general and administrative expenses .      13,432        5,677       26,113       10,628
Amortization of goodwill .....................       3,100          910        6,320        1,819
                                                 ---------    ---------    ---------    ---------
     Operating income ........................      13,172       10,267       20,917       19,097

Other income (expense):

   Interest expense ..........................      (7,050)      (1,190)     (12,613)      (2,315)
   Other .....................................        (648)        (266)         181          (50)
                                                 ---------    ---------    ---------    ---------
 Total other expense, net ....................      (7,698)      (1,456)     (12,432)      (2,365)

                                                 ---------    ---------    ---------    ---------
     Income before income taxes ..............       5,474        8,811        8,485       16,732

Income tax expense ...........................       1,869        3,206        2,902        6,090
                                                 ---------    ---------    ---------    ---------
     Net income ..............................   $   3,605        5,605        5,583       10,642
                                                 =========    =========    =========    =========
Earnings per share:
     Basic ...................................   $    0.22         0.44         0.34         0.87
                                                 =========    =========    =========    =========
     Diluted .................................        0.21         0.41         0.32         0.80
                                                 =========    =========    =========    =========

Weighted average number of shares outstanding:
     Basic ...................................      16,297       12,756       16,272       12,209
                                                 =========    =========    =========    =========
     Diluted .................................      17,547       13,789       17,330       13,256
                                                 =========    =========    =========    =========